UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2005

ENIGMA SOFTWARE GROUP, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	33-08070-LA	20-2675930
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

17 State Street, New York, New York 10004
(Address of Principal Executive Offices)

Issuer’s telephone number, including area code - (888) 360-0646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Enigma Software Group, Inc., (the “Company”), has determined that as part of the Company’s restructuring program to address the core issues that are facing its historical business, and as it continues to reallocate its resources in the transition from a license fee revenue model to an advertising based revenue model, it has become apparent that it no longer requires the full-time employment of a portion of its engineering and customer support staffs. Accordingly, management has determined, and the Board of Directors has concurred that it is in the best interests of the Company to reduce its current engineering and customer support workforce, and to the extent required, outsource any needs in these areas to third-party providers. In addition, in order to conserve capital resources and reflecting a significantly decreased level of activity for its administrative staff, several administrative personnel will be terminated. These actions will result in a permanent staff reduction of 7 employees from the current 18. To further conserve capital resources, the executive officers of the Company will be taking a salary reduction averaging 25%.

The Company anticipates that the gross annual cost savings for salary and benefits from the aforesaid actions, before outsourcing, will be approximately $525,000.00, on a pre-tax basis, or approximately $.03 per basic common share, pre-tax. The effect on a fully-diluted common share basis is not presently calculable, as the impact of cancelled stock options with respect to terminated employees has not been fully analyzed. All costs associated with this reduction in staff will be recognized in the second quarter 2005 results of operations. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Exhibit

99.1	Press Release of Enigma Software Group, Inc., dated June 20, 2005 announcing the Company’s cost-saving actions.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENIGMA SOFTWARE GROUP, INC.

Date: June 20, 2005	By:	/s/ Richard M. Scarlata
Richard M. Scarlata
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Enigma Software Group, Inc., dated June 20, 2005 announcing the Company’s cost-saving actions.